EXHIBIT 99.1
The Hallwood Group Incorporated
3710 Rawlins, Suite 1500 $ Dallas, Texas 75219 $214/528-5588 $ Fax: 214/522-9254

FOR IMMEDIATE RELEASE
Contact:	Richard Kelley, Chief Financial Officer (800) 225-0135 • (214)528-5588
HALLWOOD GROUP REPORTS RESULTS FOR THE
FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2009
Dallas, Texas, March 31, 2010 C The Hallwood Group Incorporated (NYSE Amex-HWG) today reported results for the fourth quarter and year ended December 31, 2009.
For the fourth quarter, Hallwood reported net income of $6.5 million, or $4.24 per share, compared to a net loss of $93,000, or $0.06 per share, in 2008.
For the year, Hallwood reported net income of $17.1 million, or $11.18 per share, compared to net income of $1.4 million, or $0.92 per share, in 2008.
The 2008 results included an equity loss from the Company’s former affiliate, Hallwood Energy, L.P. of $12.1 million.
Following is a comparison of results for the 2009 and 2008 periods:
Operating Income. For the 2009 and 2008 fourth quarters, operating income was $8.8 million and $38,000, on revenues of $51.4 million and $35.6 million, respectively.
For the 2009 and 2008 years, operating income was $25.6 million and $15.8 million, on revenues of $179.6 million and $162.2 million, respectively. The increases in 2009 revenue and operating income were primarily due to higher sales of specialty fabric to U.S. military contractors, which were $37.3 million and $130.1 million for the fourth quarter and year in 2009, compared to $20.7 million and $101.8 million for the fourth quarter and year in 2008, respectively. The gross profit margin improved to 28.3% for 2009, compared to 23.7% for 2008. The higher gross profit margin is attributable to higher sales volumes, changes in product mix, energy savings and manufacturing efficiencies such as a reduction in working loss.
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Other Income (Loss). Other income (loss) consists of an equity loss from its Hallwood Energy investment in 2008, as well as interest expense, and interest and other income.
For the fourth quarter, other income (loss) was a loss of $78,000, compared to a loss of $49,000 in 2008.
For the year, other income (loss) was a loss of $216,000, compared to a loss of $12.7 million in 2008, due to the aforementioned equity loss from Hallwood Energy.
Income Tax Expense. For the 2009 fourth quarter, the income tax expense was $2.2 million, which included a current federal tax expense of $4.1 million, a noncash deferred federal tax benefit of $1.6 million, and a state tax benefit of $235,000.
For the 2008 fourth quarter, the income tax expense was $82,000, which included a current federal tax benefit of $7,000, a noncash deferred federal tax expense of $306,000, state tax benefit of $497,000 and foreign tax expense of $280,000.
For the 2009 year, the income tax expense was $8.4 million, which included a current federal tax expense of $5.4 million, a noncash deferred federal tax expense of $2.5 million, state tax expense of $715,000, and a foreign tax benefit of $280,000.
For the 2008 year, the income tax expense was $1.7 million, which included a current federal tax benefit of $116,000, a noncash deferred federal tax expense of $744,000, state tax expense of $797,000 and foreign tax expense of $280,000.
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The following table sets forth selected financial information for the quarters and years ended December 31, 2009 and 2008.
THE HALLWOOD GROUP INCORPORATED
(In thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenue	$51,388	$35,548	$179,554	$162,237

Operating income	$8,776	$38	$25,632	$15,767
Other income (loss)	(78)	(49)	(216)	(12,664)

Income (loss) before income taxes	8,698	(11)	25,416	3,103
Income tax expense	2,234	82	8,361	1,705

Net income (loss)	$6,464	$(93)	$17,055	$1,398

PER COMMON SHARE:
BASIC
Net income (loss)	$4.24	$(0.06)	$11.18	$0.92

Weighted average shares outstanding	1,525	1,521	1,525	1,521
DILUTED
Net income (loss)	$4.24	$(0.06)	$11.18	$0.92

Weighted average shares outstanding	1,525	1,521	1,525	1,525
Certain statements in this press release may constitute Aforward-looking statements@, which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Company=s periodic filings with the SEC.
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